Exhibit 23.1
KPMG LLP	Telephone	(416) 777-8500
Bay Adelaide Centre	Fax	(416) 777-8818
333 Bay Street Suite 4600	Internet	www.kpmg.ca
Toronto ON M5H 2S5
Canada

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Seabridge Gold Inc.

We consent to the use in this Annual Report on Form 40-F of:

•
Our Independent Auditor’s Report of Registered Public Accounting Firm, dated March 24, 2016, on the consolidated financial statements of Seabridge Gold Inc. (the “Company”) comprising the consolidated statements of financial position of the Company as at December 31, 2015 and December 31, 2014, the consolidated statements of operations and comprehensive loss, changes in shareholder’s equity and cash flows for the years ended December 31, 2015 and December 31, 2014, and notes, comprising a summary of significant accounting policies and other explanatory information, and

•	Our Report of Independent Registered Public Accounting Firm, dated March 24, 2016, on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015 each of which is incorporated by reference in this Annual Report on Form 40-F of the Company for the fiscal year ended December 31, 2015.

We also consent to the incorporation by reference of such reports in the Registration Statements (No. 333-197653) on Form F-10 of the Company.

Chartered Professional Accountants, Licensed Public Accountants

March 24, 2016
Toronto, Canada